Exhibit 99.1
Investor and Media Contact:
Stacie D. Byars
Director, Communications
Targeted Genetics Corporation
(206) 521-7392
ZAMBIA BEGINS FIRST PREVENTIVE HIV VACCINE TRIAL
Lusaka, Zambia and Seattle, Washington, USA—April 26, 2006—The Zambia Emory HIV Research Project (ZEHRP), the International AIDS Vaccine Initiative (IAVI) and Targeted Genetics Corporation (Nasdaq: TGEN) today announced the initiation of a clinical trial in Zambia to test the safety and immunogenicity of tgAAC09, a preventive HIV vaccine.
This is the first preventive HIV vaccine trial to be conducted in Zambia, and will take place at the Zambia Emory HIV Research Project Center in Lusaka with Dr. Elwyn Chomba acting as the Principal Investigator. It is an early-stage, multi-national trial, also being conducted at three sites in South Africa and Uganda.
“Zambia is proud today to be among the leading countries in Africa to spearhead the testing of vaccine candidates, given their great potential for the prevention of HIV/AIDS,” said Dr. Elwyn Chomba, ZEHRP and Principal Investigator for the trial.
“IAVI is pleased to be working with the excellent team at ZEHRP. Supported by the government of Zambia, and in collaboration with the scientific and medical community in Lusaka, the Zambia Emory HIV Research Project has contributed to HIV/AIDS prevention in the country,” said Seth Berkley, President and CEO of IAVI. “The Zambia study, along with other vaccine trials worldwide, will help us all take the field one step further in our search for a preventive HIV vaccine.”
The vaccine candidate, tgAAC09, was developed by Targeted Genetics, based in Seattle. The vaccine is based on HIV subtype C, the subtype of the virus most prevalent in southern Africa. tgAAC09 is designed as a preventive vaccine, intended to protect people not infected with HIV from contracting the disease. It is designed to elicit two different types of immune responses — an antibody response and a cell-mediated response.
“Expanding the evaluation of tgAAC09 to another region in need further advances the development of this vaccine candidate. We continue to be optimistic about the potential of AAV-based vaccines in the fight against HIV/AIDS and are pleased to be working in partnership with IAVI and ZEHRP in support of the global effort to halt the HIV pandemic. This is another example of the kind of international collaboration that is critical to an expedited pursuit of an effective vaccine,” said H. Stewart Parker, President and Chief Executive Officer of Targeted Genetics.
About the Vaccine Candidate
The vaccine candidate, tgAAC09, utilizes a recombinant adeno-associated viral vector (AAV) that was developed with and manufactured by Targeted Genetics. Under the terms of a public-private collaboration, IAVI is funding development, pre-clinical and clinical studies to test the vaccine. The early-stage trial follows positive safety data received from the Phase I trial conducted over the past two years in Belgium, Germany, and India where volunteers received a lower-dose range.
Targeted Genetics’ AAV development process is based on a cell line which was designed by Philip R. Johnson, MD., at the Children’s Research Institute on the campus of Children’s Hospital, in Columbus, Ohio, USA. Dr. Johnson is now Chief Scientific Officer at the Children’s Hospital of Philadelphia, Pennsylvania, USA.
About the Trial
The trial should take about 18 months to complete. At the Lusaka clinical trial site, 16 volunteers (men and women) who are in good health will be enrolled. IAVI estimates that there are 30 preventive HIV vaccine candidates in human trials on six continents.
About IAVI
The International AIDS Vaccine Initiative (IAVI) is a global not-for-profit organization working to accelerate the development of a vaccine to prevent HIV infection and AIDS. Founded in 1996 and operational in 23 countries, IAVI and its network of collaborators research and develop vaccine candidates. IAVI also advocates for a vaccine to be a global priority and works to ensure that a future vaccine will be accessible to all who need it. IAVI’s financial and in-kind supporters include the Bill & Melinda Gates Foundation, the New York Community Trust, the Rockefeller Foundation, the Starr Foundation, the Governments of the Basque Country, Canada, Denmark, the European Union, Ireland, the Netherlands, Norway, Sweden, the United Kingdom, and the United States; multilateral organizations such as the World Bank; corporate donors including BD (Becton, Dickinson & Co.), Continental Airlines, DHL and Pfizer; leading AIDS charities such as Broadway Cares/Equity Fights AIDS, Crusaid, Deutsche AIDS-Stiftung, and the Until There’s A Cure Foundation; other private donors such as the Haas Charitable Trusts; and many generous individuals from around the world. For more information, see www.iavi.org.
About ZEHRP
The Zambia Emory HIV Research Project (ZEHRP), located in Lusaka, Zambia. The ZEHRP Ndola and Kitwe sites located in the Copperbelt and their sister project, Project San Francisco (PSF), located in Kigali, Rwanda, comprise the Rwanda Zambia HIV Research Group (RZHRG). The organization works with couples and has ongoing studies to 1) promote couples voluntary counseling and testing (CVCT), 2) measure the transmission between discordant (one HIV-positive and one HIV-negative) couples (Heterosexual Transmission study) and 3) assess the contraceptive choices of women (Family Planning study). The RZHRG sites are also currently participating in a multi-site Phase III clinical trial assessing the effect of Acyclovir in lowering the transmission of HIV in discordant couples. The Lusaka site was established in 1994 when Project San Francisco relocated to Zambia during the Rwandan genocide. ZEHRP boasts three CVCT centres as well as a well-equipped immunology and clinical laboratory.
About Targeted Genetics
Targeted Genetics Corporation (Nasdaq: TGEN) is a biotechnology company committed to the development and commercialization of innovative targeted molecular therapies for the prevention and treatment of inflammatory arthritis, HIV/AIDS and other acquired and inherited diseases with significant unmet medical need. Targeted Genetics uses its considerable knowledge and capabilities in the development and manufacturing of gene delivery technologies to advance a diverse product development pipeline. Its product development efforts target inflammatory arthritis, HIV/AIDS, congestive heart failure, Huntington’s disease and hyperlipidemia. To learn more about Targeted Genetics, visit its website at www.targetedgenetics.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding the data to be collected in this trial, the establishment or determination of efficacy endpoints from the data collected in the trial, the timely and complete accrual of patients in the trial and our ability to commercialize tgAAC94, our expected use of these proceeds and other statements about our plans, objectives, intentions and expectations. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect our actual results include, but are not limited to, our ability to obtain, maintain and protect our intellectual property, our ability to raise capital when needed, our ability to recruit and enroll suitable trial participants, the timing, nature and results of research and clinical trials, potential development of alternative technologies or more effective processes by competitors, and, our ability to obtain and maintain regulatory or institutional approvals,, as well as other risk factors described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in our report on Form 10-K for the year ended December 31, 2005. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.
Contacts
Katherine Moore, IAVI, New York, + 212 847 1097 kmoore@iavi.org
Ellena Friedman, IAVI, New York, +212 847 1090/+646 755 1973 efriedman@iavi.org
Stacie D. Byars, Targeted Genetics, Seattle, + 206 521 7392/ +206 660 2588
stacie.byars@targen.com
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